UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017

VNUE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53462	98-0543851
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

104 W. 29th Street 11th Floor, New York, NY 10001

(Address of principal executive offices)

Registrant's Telephone Number, including area code: (857) 777-6190

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 10, 2017, the Company entered into a Licensing Agreement with RockHouse Live Media Productions, Inc., DBA “DiscLive” or “DiscLive Network” (“DiscLive”). VNUE has acquired an exclusive license from DiscLive, for a period of three years unless earlier terminated under the Agreement, for the use of all its assets, including but not limited to the DiscLive brand, website (including eCommerce platform), intellectual property, inventory, equipment, trade secrets and anything related to its business of “instant live” recording. Under the terms of the Agreement, DiscLive granted the Company a worldwide exclusive license. In exchange for the license, DiscLive will receive a license fee equal to five percent (5%) of any sales derived from the sale and use of the products and services.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On July 14, 2017 VNUE, Inc. issued a press release regarding the license agreement with DiscLive. The press release is attached to this Report as Exhibit 99.1.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The information contained in the Slides is summary information that is intended to be considered in the context of the Company's Securities and Exchange Commission ("SEC") filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Section 8 - Other Events

Item 8.01 Other Events.

On July 14, 2017 Vnue, Inc. paid its convertible promissory note obligation to Tarpon Bay Partners, LLC and Registrant has no further outstanding contractual obligations with Tarpon Bay Partners, LLC or its principal owner, Stephen Hicks.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	License Agreement by and between Vnue, Inc. and RockHouse Live Media Productions, Inc., DBA “DiscLive” dated July 10, 2017.

99.1	Press Release issued July 14, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VNUE, Inc.

Date: July 14, 2017	By:	/s/ Zach Bair
Zach Bair, CEO

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